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Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
SEPRACOR INC.
at
$23.00 Net Per Share
by
APTIOM, INC.
an indirect wholly-owned subsidiary
of
DAINIPPON SUMITOMO PHARMA CO., LTD.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, OCTOBER 13, 2009, UNLESS THE OFFER IS EXTENDED.

September 15, 2009

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated September 15, 2009 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), in connection with the tender offer by Aptiom, Inc., a Delaware corporation ("Offeror") and an indirect wholly-owned subsidiary of Dainippon Sumitomo Pharma Co., Ltd., a joint stock corporation organized under the laws of Japan ("DSP"), to purchase for cash all outstanding shares of common stock, par value $0.10 per share (including the associated preferred stock purchase rights, each a "Share" and collectively, the "Shares"), of Sepracor Inc., a Delaware corporation ("Sepracor"), at a purchase price of $23.00 per Share, net to you in cash, without interest. Also enclosed is a letter to stockholders of Sepracor from Adrian Adams, the Chief Executive officer of Sepracor, accompanied by Sepracor's Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.    The price paid in the Offer is $23.00 per Share, net to you in cash, without interest.

2.    The Offer is being made for all outstanding Shares.

3.    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 3, 2009 (the "Merger Agreement"), among DSP, Offeror and Sepracor. The Merger Agreement provides, among other things, that as soon as reasonably practicable following the consummation of the Offer, Offeror will merge with and into Sepracor (the "Merger"), with Sepracor continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of DSP. At the effective time of the Merger (the "Merger Effective Time"), each outstanding Share (other than any Shares in respect of which appraisal rights are validly exercised under Delaware law and any Shares held by DSP, Offeror or Sepracor or any of their respective subsidiaries) will be converted into the right to receive cash in an amount equal to the per Share price paid in the Offer, without interest. The Merger Agreement provides that all options to acquire Shares outstanding immediately prior to the Merger Effective Time, whether or not fully vested and exercisable, will become fully vested immediately prior to the Merger Effective Time and will be canceled as of the Merger Effective Time, and each holder of an option will be entitled to receive a cash amount (subject to applicable withholding taxes) equal to the excess, if any, of the per Share amount paid in the Merger over the per Share exercise price of such option multiplied by the number of Shares issuable upon exercise of such option. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

4.    The Board of Directors of Sepracor (the "Sepracor Board") has unanimously (i) declared that the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Sepracor's stockholders (other than DSP, Offeror and their respective affiliates) and (ii) adopted and approved the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with Delaware law. THE SEPRACOR BOARD UNANIMOUSLY RECOMMENDS THAT SEPRACOR'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER. To the knowledge of Sepracor, to the extent permitted by applicable securities laws, rules or regulations, including Section 16(b) of the Securities Exchange Act of 1934, each executive officer and director of Sepracor currently intends to tender all Shares over which he or she has sole dispositive power, except for one director who, because of a purchase of Shares on the open market made within the last six months, will not tender all Shares over which he or she has sole dispositive power.

5.    The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Tuesday, October 13, 2009, unless the Offer is extended by Offeror (as extended, the "Expiration Date").

6.    The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn a number of Shares, that, considered with all other Shares, if any, beneficially owned by DSP or its subsidiaries represents at least a majority of the total number of shares of Sepracor common stock then outstanding on a fully diluted basis (as more fully described in the Offer to Purchase) and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder. The Offer is also subject to the other conditions described in the Offer to Purchase. There is no financing condition to the Offer.

7.    Any stock transfer taxes applicable to the sale of Shares to Offeror pursuant to the Offer will be paid by Offeror, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
SEPRACOR INC.
at
$23.00 Net Per Share
by
APTIOM, INC.
an indirect wholly-owned subsidiary
of
DAINIPPON SUMITOMO PHARMA CO., LTD.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated September 15, 2009 (the "Offer to Purchase"), and the related Letter of Transmittal, in connection with the offer by Aptiom, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Dainippon Sumitomo Pharma Co., Ltd., a joint stock corporation organized under the laws of Japan, to purchase for cash all outstanding shares of common stock, par value $0.10 per share (including the associated preferred stock purchase rights, each a "Share" and collectively, the "Shares"), of Sepracor Inc., a Delaware corporation, at a purchase price of $23.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Number of Shares to be Tendered: Shares*	SIGN BELOW:
Dated: , 2009
Signature(s)

Name(s)
Address(es)	Area Code and Telephone Number
Zip Code	Taxpayer Identification or Social Security No.
*
Unless otherwise indicated, it will be assumed that all Shares held for the undersigned's account are to be tendered.

Please return this form to the brokerage firm or other nominee maintaining your account.

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  Exhibit (a)(1)(E)